EXHIBIT 99.1

                             [AEP INDUSTRIES LOGO]

FOR IMMEDIATE RELEASE               Contact: Paul M. Feeney
                                             Executive Vice President, Finance
                                             and Chief Financial Officer
                                             AEP Industries Inc.
                                             (201) 807-2330
                                             feeneyp@aepinc.com

          AEP INDUSTRIES INC. REPORTS FISCAL 2008 THIRD QUARTER RESULTS

South Hackensack, NJ, September 8, 2008 - AEP Industries Inc. (Nasdaq: AEPI, the "Company") today reported financial results for its fiscal third quarter ended July 31, 2008.

Net sales increased $33.2 million, or 19%, in the third quarter of fiscal 2008 to $207.0 million compared with $173.8 million in the third quarter of fiscal 2007. For the first nine months of fiscal 2008, net sales increased $78.2 million, or 16%, to $561.9 million compared with $483.7 million in the same period last year. The increases are primarily the result of increases in average selling prices, driven by higher resin costs in the current period in comparison to the same period of fiscal 2007, combined with increases in sales volume. The effect of foreign exchange on net sales during the three and nine months ended July 31, 2008 was a positive $1.3 million and $5.5 million, respectively, reflecting the impact of the strengthened Canadian currency.

Gross profit for the third quarter of fiscal 2008 decreased $14.3 million to $18.1 million as compared to $32.4 million in the prior year quarter. The decrease in gross profit was largely due to a cumulative increase in LIFO reserves of $8.8 million between the periods combined with current quarter margin erosion resulting from lagging increases in selling prices. The effect of foreign exchange on gross profit for the current quarter was a positive $0.1 million.

For the first nine months of fiscal 2008, gross profit decreased $38.6 million to $68.2 million as compared to $106.8 million in the prior year nine-month period. The decrease in gross profit was primarily due to a $17.3 million cumulative gross profit impact related to the LIFO reserve combined with lagging sales price increases partially offset by an increase of sales volume and a positive foreign exchange effect of $0.9 million relating to the Company's Canadian operations.

Operating expenses for the three months ended July 31, 2008, decreased $1.2 million to $21.9 million, and for the nine months ended July 31, 2008, increased $1.8 million to $66.5 million, as compared to the same periods of the prior fiscal year. The decrease for the three-month period is primarily due to a decrease in the accrual for bonuses and a decrease in compensation costs recorded in accordance with SFAS 123R for stock options and performance units, partially offset by an increase in delivery expense resulting from higher fuel costs. The increase for the nine-month period is primarily due to a payment of approximately $1.6 million, excluding professional fees, related to a commercial dispute, an increase in delivery and selling expenses resulting from higher volumes sold, higher fuel costs, an increase in bad debt expense resulting from a customer's bankruptcy and advisory costs incurred as a result of the exploration of strategic alternatives related to the Company's April 2008 sale of its AEP Industries Nederland B.V. ("AEP Netherlands") subsidiary, partially mitigated by a decrease in bonus accruals and compensation costs recorded in accordance with SFAS 123R for stock options and performance units.

"AEP continues to focus on strengthening its business during this period of difficult economic conditions marked by unprecedented price increases in resin," said Brendan Barba, Chairman and Chief Executive Officer of the Company. "Despite the challenges of the current market, we have made several strategic decisions during the first nine months of this fiscal year, which we believe will have a significant impact on our business operations. Most notably were our sale of AEP Netherlands in April and our recently announced acquisition of the Plastic Films segment of Atlantis Plastics, which we believe to be a compelling strategic opportunity for AEP that is consistent with our efforts to create additional long-term value for our shareholders."

Interest expense for the three and nine months ended July 31, 2008, decreased $0.1 million to $3.8 million and increased $0.5 million to $11.9 million, respectively, as compared to the same periods of the prior fiscal year. The decrease for the three month period resulted primarily from lower average borrowings on the Company's credit facility combined with lower interest rates on these borrowings. The increase for the nine-month period resulted primarily from higher average borrowings on the Company's credit facility, partially offset by lower interest rates on these borrowings.

Net income (loss) for the three and nine months ended July 31, 2008 was a $4.8 million net loss or $(0.71) per diluted share and $2.7 million of net income or $0.40 per diluted share, respectively. Net income for the three and nine months ended July 31, 2007 was $4.8 million or $0.63 per diluted share and $21.6 million or $2.75 per diluted share, respectively.

On April 4, 2008, the Company completed the sale of AEP Netherlands, the last remaining component of the Company's European segment that manufactured custom films, stretch wrap and printed and converted films, to Euro-M Flexible Packaging S.A. and Ghlin S.r.L, and received in cash approximately $26.8 million (approximately $3.2 million for the shares of AEP Netherlands, net of closing and other costs totaling $1.5 million, and approximately $23.6 million for the settlement of all intercompany loans). In connection with the sale of AEP Netherlands, the Company recorded a $10.7 million gain on disposition from discontinued operations for the nine months ended July 31, 2008, including a $1.5 million pre-tax gain on sale of shares of AEP Netherlands, $6.9 million of realized foreign currency exchange gains ($4.1 million after tax) resulting from the settlement of all intercompany loans, denominated in Euros ($5.1 million of which had been previously recognized in accumulated other comprehensive income at October 31, 2007) and the reclassification of AEP Netherlands' accumulated foreign currency translation gains into income in the amount of $2.3 million.

Adjusted EBITDA was $13.8 million in the current quarter as compared to $19.3 million for the three months ended July 31, 2007. Adjusted EBITDA was negatively impacted between three and four cents per pound in the current period resulting from a delay in passing increased resin costs through to our market place. Adjusted EBITDA for the nine months ended July 31, 2008 was $34.3 million, as compared to $60.7 million for the nine months ended July 31, 2007. See "Reconciliation of Non-GAAP Measures to GAAP" for reconciliation of adjusted EBITDA and net income (loss).

On August 9, 2008, the Company entered into an Asset Purchase Agreement (the "Atlantis Agreement") for the purchase of substantially all of the assets of the stretch films, custom films and institutional products divisions of Atlantis Plastics, Inc. (OTC: ATPL.PK) and certain of its subsidiaries ("Seller") for $87.0 million in cash plus the assumption of certain liabilities (the "Atlantis Acquisition"). On August 28, 2008, the United States Bankruptcy Court for the Northern District of Georgia Court appointed the Company as the "stalking horse" bidder for the Plastic Films assets. The "stalking horse" bid is subject to higher and better offers at a Court sponsored auction, scheduled to be held on October 2, 2008. In addition to the Seller not receiving a higher or better offer from a qualified bidder, the transaction is subject to approval by the Court and other customary closing conditions set forth in the Atlantis Agreement. Either party may terminate the Atlantis Agreement by November 3, 2008 if the terminating party is not the primary cause of the closing not having occurred by such date.

The Company believes that the Atlantis Plastic Films segment complements its existing business portfolio and creates an even stronger suite of products and services to meet the unique needs of both companies' customers.

Reconciliation of Non-GAAP Measures to GAAP
-------------------------------------------

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, non-operating income (expense) and non-cash share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), non-operating items and non-cash share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income (loss), the most directly comparable GAAP financial measure, to Adjusted EBITDA:


                                                       Third Quarter      July YTD       Third Quarter         July YTD
                                                        Fiscal 2008      Fiscal 2008      Fiscal 2007        Fiscal 2007
                                                      ---------------  ---------------  ---------------     -----------------
                                                       (in thousands)   (in thousands)    (in thousands)     (in thousands)

Net income (loss)                                      $      (4,772)  $         2,731  $          4,777    $         21,622
Income (loss) from discontinued operations                       (38)            9,131             1,103               2,697
                                                      --------------   ---------------  ---------------     -----------------
Income (loss) from continuing operations                      (4,734)          (6,400)             3,674              18,925
    (Benefit)/provision for taxes                             (2,547)          (3,351)             2,466              12,747
    Interest expense                                            3,772           11,911             3,918              11,380
    Depreciation and amortization expense                       3,370           10,186             3,343              10,514
    Increase in LIFO reserve                                   14,851           22,757             6,050               5,445
    Other non-operating income                                  (237)            (732)             (766)               (952)
    Non-cash share-based compensation
      (income)/expense                                          (657)            (113)               652               2,615
                                                      --------------   ---------------  ---------------     -----------------
                  Adjusted EBITDA                     $       13,818   $        34,258  $         19,337    $         60,674
                                                      ==============   ===============  ===============     =================


The Company invites all interested parties to listen to its third quarter conference call live over the Internet at www.aepinc.com on September 10, 2008 at 10:00 a.m. EDT. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in the United States and Canada.

Except for historical information contained herein, statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, cash flow guidance and market conditions. Those and other risks are described in the Company' annual report on Form 10-K for the year ended October 31, 2007 and subsequent reports filed with or furnished to the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information become available in the future.

                               AEP INDUSTRIES INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      AND OTHER COMPREHENSIVE INCOME (LOSS)
                                   (UNAUDITED)
                      (in thousands, except per share data)

                                                                                For the Three       For the Nine
                                                                                Months Ended        Months Ended
                                                                                  July 31,            July 31,
                                                                            --------------------  -----------------
                                                                                2008      2007      2008      2007
                                                                            ----------- --------  --------  --------
NET SALES                                                                   $  207,020  $173,812  $561,921  $483,693
COST OF SALES                                                                  188,959   141,405   493,681   376,922
                                                                            ----------- --------  --------  --------
   Gross profit                                                                 18,061    32,407    68,240   106,771
OPERATING EXPENSES:
   Delivery                                                                     10,340     9,699    27,565    25,511
   Selling                                                                       7,981     8,237    24,055    23,677
   General and administrative                                                    3,584     5,194    14,856    15,502
                                                                            ----------- --------  --------  --------
     Total operating expenses                                                   21,905    23,130    66,476    64,690
OTHER OPERATING INCOME:
   Gain (loss) on sales of property, plant and equipment, net                       98        15     (336)        19
                                                                            ----------- --------  --------  --------
     Operating income (loss)                                                   (3,746)     9,292     1,428    42,100
OTHER INCOME (EXPENSE):
   Interest expense                                                            (3,772)   (3,918)  (11,911)  (11,380)
   Other, net                                                                      237       766       732       952
                                                                            ----------- --------  --------  --------
Income (loss) from continuing operations before benefit (provision) for
   income taxes                                                                (7,281)     6,140   (9,751)    31,672
BENEFIT (PROVISION) FOR INCOME TAXES                                             2,547   (2,466)     3,351  (12,747)
                                                                            ----------- --------  --------  --------
   Income (loss) from continuing operations                                    (4,734)     3,674   (6,400)    18,925
DISCONTINUED OPERATIONS:
   Income (loss) from discontinued operations                                     (38)     1,103     1,201     2,697
   Gain from disposition                                                           --         --    10,708        --
   Provision for income taxes                                                      --         --   (2,778)        --
                                                                            ----------- --------  --------  --------
     Income (loss) from discontinued operations                                   (38)     1,103     9,131     2,697
                                                                            ----------- --------  --------  --------
Net income (loss)                                                           $  (4,772)  $  4,777  $  2,731  $ 21,622
                                                                            =========== ========  ========= =========
BASIC EARNINGS (LOSS) PER COMMON SHARE:
     Income (loss) from continuing operations                               $   (0.70)  $   0.50  $ (0.94)  $   2.45
                                                                            =========== ========  ========= =========
     Income (loss) from discontinued operations                             $   (0.01)  $   0.15  $  1.34   $   0.35
                                                                            =========== ========  ========= =========
     Net income (loss) per common share                                     $   (0.71)  $   0.65  $   0.40  $   2.80
                                                                            =========== ========  ========= =========
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
     Income (loss) from continuing operations                               $   (0.70)  $   0.49  $  (0.94) $   2.40
                                                                            =========== ========  ========= =========
     Income (loss) from discontinued operations                             $   (0.01)  $   0.15  $   1.34  $   0.34
                                                                            =========== ========  ========= =========
     Net income (loss) per common share                                     $   (0.71)  $   0.63  $   0.40  $   2.75
                                                                            =========== ========  ========= =========